Exhibit 99.1

FOR:	BIOREFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

BIOREFERENCE LABORATORIES, INC. REPORTS RECORD QUARTERLY REVENUES AND PATIENT VOLUMES FOR SECOND QUARTER FY2014

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Quarterly revenues and patient volumes both increased by over 14%, cash flow returned to positive

ELMWOOD PARK, NJ (June 5, 2014) BioReference Laboratories, Inc. (NASDAQ: BRLI) announces record second quarter results for revenues and patient volumes.  Except for per share data or where otherwise noted, numbers are in thousands.

The Company recorded Q2FY14 revenues of $201,366, the highest recorded revenues in a quarter in corporate history, representing an increase of 14% over the $176,452 recorded in Q2FY13 despite the adverse effects of weather during the quarter that resulted in a reduction of revenue that the Company estimates at $5,000.  Operating income for Q2FY14 was $18,879, down 9% from the Q2FY13 operating income of $20,709.  Net income after taxes in Q2FY14 came in at $10,273, resulting in earnings per share of $.37, down from Q2FY13 net income after taxes of $11,338 and EPS of $.41, decreases of 9% and 10%, respectively.  The Company estimates that the adverse effects of weather during Q2FY14 resulted in approximately a $.05 reduction in EPS.  Gross profit on revenues for Q2FY14 was $88,549, resulting in a margin for gross profit on revenues of approximately 44% and a 10% improvement over the gross profit on revenues of $80,676 recorded for Q2FY13, which resulted in a 46% margin.  Revenue per patient for Q2FY14 was $84.18, a decrease of 1% from the $84.93 recorded for Q2FY13, in line with the Company’s prior observations about reimbursement pressures.  The number of patients served increased 14% to 2,364 in Q2FY14 up from the Q2FY13 total of 2,066.  Esoteric business for the Company was 68% of revenues for Q2FY14 compared to 63% in Q2FY13.  Days Sales Outstanding (DSO) was 105 days in Q2FY14 compared to Q2FY13 when the DSO was 89 days and down from the 111 days reported in Q1FY14.

Revenues for the first six-months of FY14 increased to $382,635, an increase of 13% over the revenues for the first six months of FY13 of $337,709, even though the first six months of FY14 included the effects of adverse weather which the Company estimates reduced revenues by $10,000.  Operating income for the first six months of FY14 was $24,760, a decrease of 32% from FY13 six-month operating income for the first six months of FY13 of $36,468.  Net income after taxes for the first six months of FY14 was $13,227, resulting in an EPS of $.47, a decrease of 34% from the first six-months FY13 net income after taxes of $20,003, which resulted in an EPS of $.72.  The Company estimates that the adverse effects of weather during the first six months of FY14 resulted in approximately a $.10 reduction in EPS. The Company reported gross profit on revenues for the FY14 first six-month period of $160,703, resulting in a margin for gross profit on revenues of 42%, up from gross profit on revenues in the FY13 first six-month period of $151,598, which resulted in a margin of 45%.  The number of patients served increased 13% to 4,571 in the first six months of FY14 from the FY13 same period total of 4,038.  Cash flow from operations for the first six months of FY14 was a negative $188, compared to a positive $12,832 in the prior year same period, although significantly better than aggregate net negative cash flow from operations reported over the previous two reported quarters.

Marc D. Grodman, MD, CEO, commented: “We grew patient volumes and revenues by over 14%. Our net income during the current quarter, when adjusted for the impact of the weather, is comparable to where we were in the same quarter last year despite the changes in reimbursement and the added infrastructure from our investments in Florida and California..  Although we previously estimated that the weather would negatively affect this quarter by anywhere from $.05-$.07, we have now calculated that weather resulted in a $.05 reduction in our earnings in Q2FY14.  Although reimbursements are down from last year, we believe that most of the pricing pressures are behind us and remain comfortable with 5% decrease we reported earlier. The fact that CMS, based on the recent SGR legislation, is not proposing significant changes until 2017 supports this thesis.”

Dr. Grodman continued: “Our growth was fueled by a commitment to specialty testing and our investments in Genetics, Cancer and Women’s Health.  Increasingly, the expertise of GeneDx is merging with the strengths of all the BioReference offerings. The growth at GeneDx was fueled by our leadership position in exome analysis, the cutting edge and differentiating genetic service we provide, as well our growing volume of Inherited Cancer testing.  We have built our Inherited Cancer program carefully and thoroughly over the past six months and it is being well received in the healthcare community.  By all metrics, we believe that we are more than competitive and it is important to note that we have been doing next generation sequencing on a commercial basis longer than any other commercial laboratory in our space and we believe this gives us an advantage in the market.”

Dr. Grodman finally noted: “This is a transition year for us, combining the need to grow with expense reduction, and the challenge to accomplish it while significantly outgrowing the market. Our past investments in genetics and other specialty testing have positioned us well to take advantage of this new environment.  Given all the changes that have occurred this year we have provided more specific guidance than we have in the past. As we have previously stated, we believe that we will just about equal our performance for the third quarter of last year in the coming third quarter of this year. We also believe that the fourth quarter will show improvement over the fourth quarter of last year.  We believe that if it had not been for the $0.10 downward effect from weather that we have reported, we would finish with approximately a 10% improvement over last year.”

The Company’s second quarter 2014 earnings conference call is scheduled for today at 11:30 a.m. Eastern Daylight Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call, please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the third largest full-service laboratory in the United States.  BRLI offers a comprehensive list of laboratory testing services used by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

BioReference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended
	April 30,
	2014	2013
Net Revenues	$201,366	$176,452
Cost of Sales	112,817	95,776
Gross Profit on Revenues	88,549	80,676
General and Administrative	69,670	59,967
Operating Income	18,879	20,709
Other Expense, Net	641	514
Income Before Taxes	18,238	20,195
Taxes	7,965	8,857
Net Income	10,273	11,338
Income Per Share	$0.37	$0.41
Number of Shares	27,716,644	27,698,146
Income Per Share (Diluted)	$0.37	$0.41
Number of Shares (Diluted)	27,857,467	27,879,448

	Six Months Ended
	April 30,
	2014	2013
Net Revenues	$382,635	$337,709
Cost of Sales	221,932	186,111
Gross Profit on Revenues	160,703	151,598
General and Administrative	135,943	115,130
Operating Income	24,760	36,468
Other Expense, Net	1,266	899
Income Before Taxes	23,494	35,569
Taxes	10,267	15,566
Net Income	13,227	20,003
Income Per Share	$0.48	$0.72
Number of Shares	27,712,525	27,707,241
Income Per Share (Diluted)	$0.47	$0.72
Number of Shares (Diluted)	27,855,141	27,891,431

BioReference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	April 30,	October 31,
	2014	2013
Cash & Cash Equivalents	$24,480	$17,952
Accounts Receivable (Net)	233,968	206,261
Plant, Property & Equipment (Net)	67,518	65,649
Intangible Assets (Net)	50,546	51,505
Other Assets	75,105	80,161
Total	$451,617	$421,528

Accounts Payable	$58,716	$61,614
Revolving Note	43,160	26,139
Long-Term Debt	22,789	20,060
Other Liabilities	41,663	42,120
Shareholder’s Equity	285,289	271,595
Total	$451,617	$421,528

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com